KPMG LLP
Suite 900
8350 Broad Street
McLean, VA 22102

March 3, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Shenandoah Telecommunications Company (the Company) and, under the date of February 28, 2022, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2021 and 2020 and the effectiveness of internal control over financial reporting as of December 31, 2021. On March 1, 2022, we were dismissed. We have read the Company's statements included under Item 4.01 of its Form 8-K dated March 3, 2022 and we agree with such statements, except that we are not in a position to agree or disagree with any of the Company's statements in the first paragraph relating to the Company's competitive process to select the Company's independent registered public accounting firm, that the change was approved by the Audit Committee of the Board of Directors, and any of the statements in the sixth paragraph relating to the Company consulting with RSM US, LLP.

Very truly yours,

KPMG LLP